SUB-ITEM 77C

Submission of matters to a vote of security holders

Special meeting of the shareholders of the funds were held on June 16, 2010, to vote on the following proposals. The proposals received the required number of votes of American Century World Mutual Funds, Inc. or the applicable fund, and were adopted. A summary of voting results is listed below the proposals.

Proposal: To elect one Director to the Board of Directors of the Issuer.
 John R. Whitten
Affirmative:   2,929,586,620.35
Withhold:  111,215,871.70
Previously elected Directors whose term of office continued after the meeting include: Thomas Brown, Andrea Hall, James Olson, Donald Pratt, M. Jeannine
Strandjord and Jonathan S. Thomas.

Proposal: To approve an amendment to the Articles of Incorporation to limit certain director liability to the extent permitted by Maryland law.

Affirmative  2,615,996,754.53
Against   146,084,711.55
Abstain   88,327,688.73
Broker non-votes 190,393,337.24

Proposal: To approve a management agreement with American Century
Investment Management, Inc.

   Emerging Markets Emerging Markets –
      Institutional
Affirmative  417,962,577.45  25,454,769.73
Against   7,589,220.34  0.00
Abstain   8,686,345.21  0.00
Broker non-votes 36,103,692.93  13,945.74

   Global Growth  Global Growth –
      Institutional
Affirmative  262,938,470.05  27,846,550.37
Against   3,614,781.37  128,408.62
Abstain   5,348,476.82  80,515.57
Broker non-votes 29,114,634.99  1,515,505.34

   International   International Discovery –
   Discovery  Institutional

Affirmative  576,165,190.08  71,851,460.02
Against   13,154,778.55  2,459.73
Abstain   18,761,959.46  0.00
Broker non-votes 29,916,927.91  10,252.20

   International Growth International Growth –
      Institutional
Affirmative  888,157,189.13  51,273,685.69
Against   17,832,892.20  60,103.66
Abstain   40,847,287.23  84,834.70
Broker non-votes 80,649,014.25  2,313,540.34

   International   International Opportunities
   Opportunities –
   Investor –   Institutional
Affirmative  72,595,032.76  35,713.09
Against   838,490.38  0.00
Abstain   1,129,157.10  0.00
Broker non-votes 1,980,026.07  0.00

   International Stock –  International Value
   Investor
Affirmative  54,606,339.43  14,415,789.02
Against   832,938.64  299,943.75
Abstain   884,582.93  397,323.88
Broker non-votes 1,794,523.95  6,981,238.33

   International Value –  NT Emerging Markets -
   Institutional  Institutional
Affirmative  1,632,534.59  69,676,133.38
Against   0.00   0.00
Abstain   0.00   0.00
Broker non-votes 0.00   0.00

   NT International Growth - Institutional
Affirmative  193,130,586.60
Against   813,084.60
Abstain   1,147,643.10
Broker non-votes 0.00

Proposal: To approve a subadvisory agreement by and among Templeton Investment
Counsel, LLC, Franklin Templeton Investments (Asia) Limited and American Century
Investment Management, Inc.

   International Value
Affirmative  16,002,947.22
Against   285,998.46
Abstain   456,645.56
Broker non-votes 6,981,238.33